EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 29, 2012 relating to the financial statements of Vulcan Materials Company and its subsidiary companies (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Update 2011-05, Presentation of Comprehensive Income) and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2011.

/s/DELOITTE & TOUCHE LLP

Birmingham, Alabama
June 29, 2012